               SECOND AMENDED AND RESTATED INVESTMENT AGREEMENT


                                    Between


                           AMERICOLD CORPORATION, an
                              Oregon corporation


                                      and


                    METROPOLITAN LIFE INSURANCE COMPANY, a
                             New York corporation


                            Dated as of May 5, 1995

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . .   9

SECTION 3.  [Deleted.] . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 4.  FINANCIAL STATEMENTS AND INFORMATION . . . . . . . . . . . . .  13

SECTION 5.  INSPECTION OF PROPERTIES AND BOOKS . . . . . . . . . . . . . .  15

SECTION 6.  COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . .  15

SECTION 7.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 8.    RELEASE OF COLLATERAL; ADDITIONS OF MORTGAGED
              PROPERTIES TO THE TRUST ESTATE . . . . . . . . . . . . . . .  22

SECTION 9.    REQUIRED PREPAYMENTS; PREPAYMENT PRICE; OPTIONS
              TO REQUIRE PURCHASE. . . . . . . . . . . . . . . . . . . . .  23

SECTION 10.  PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 11.  INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . .  27

SECTION 13.  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 14.  CONSENT; CONDITIONS TO EFFECTIVENESS. . . . . . . . . . . . .  28

SECTION 15.  RIGHTS CUMULATIVE . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 16.  PARTIAL TERMINATION . . . . . . . . . . . . . . . . . . . . .  29

SECTION 17.  SUCCESSORS. . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 18.  CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 19.  AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 20.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 21.  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 22.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . .  31

              SECOND AMENDED AND RESTATED INVESTMENT AGREEMENT dated as of May 5, 1995 between AMERICOLD CORPORA-TION, an Oregon corporation (the "Company"), and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (the "Investor").


            The Investor was the purchaser of $300,000,000 aggregate principal amount of the Company's First Mortgage Bonds Due 2002 (the "Original Bonds") issued pursuant to an Indenture dated as of June 15, 1987 (the "Original Indenture") between the Company and Shawmut Bank Connecticut, National Association (then known as The Connecticut National Bank), as Trustee. In connection with the purchase of the Original Bonds by the Investor, the Company and the Investor entered into an Investment Agreement dated as of July 2, 1987 (the "Original Agreement") providing for certain additional terms regarding Investor's investment in the Original Bonds. The Company has retired $150,000,000 in principal amount of the Original Bonds with the proceeds of a registered offering (the "Offering") of $176,250,000 aggregate principal amount of the Company's 11 1/2% First Mortgage Bonds, Series B, Due 2005 (the "Series B Bonds"). In connection with the Offering, the Original Indenture was amended and restated to provide for the issuance of the Series B Bonds, to reflect certain amendments to the terms and conditions governing the Original Bonds and to redesignate the Original Bonds as 11.45% First Mortgage Bonds, Series A, Due 2002. The Original Bonds as so amended and redesignated are herein referred to as the "Series A Bonds." The Original Indenture as so amended and restated is herein referred to as the "Indenture." In connection with the Offering and the amendment and restatement of the Original Indenture, the Company and the Investor entered into an Amended and Restated Investment Agreement dated as of March 2, 1993 (as amended, the "Amended and Restated Agreement").

            The Company is preparing to issue $115,000,000 of 15% Senior Subordinated Debentures due 2007 (the "New Subordinated Debentures") in exchange for its outstanding 11% Senior Subordinated Debentures due 1997 (the "Old Subordinated Debentures"), pursuant to a Plan of Reorganization (the "Plan") described in a Disclosure Statement dated April 14, 1995 (the "Disclosure Statement"). The Investor is willing to execute this Second Amended and Restated Investment Agreement (this "Agreement"), subject to the conditions set forth herein.

            NOW, THEREFORE, the Company and the Investor have agreed and do hereby agree as follows:

            SECTION 1. DEFINITIONS. Unless the context specifies to the contrary, all terms used in this Agreement are used herein with the meanings set forth in the Indenture (provided that defined terms in the Indenture which incorporate terms that are defined both herein and in the Indenture shall be deemed for the purposes of this Agreement to be amended to reflect such terms as defined herein) and as follows:

            "ADJUSTED CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest,
(iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees),
(vii) Preferred Stock dividends (other than dividends payable solely in kind) in respect of all Preferred Stock held by persons other than the Company or a Restricted Subsidiary,
(viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by the Company or any of its Restricted Subsidiaries under any guarantee of Indebtedness or any other obligation of any other person.

            "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, provided, however, that there shall not be included in such Adjusted Consolidated Net Income:

            (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's or any Restricted Subsidiary's equity in the net income of any such person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
      (B) the Company's or any Restricted Subsidiary's equity in a net loss of any such person for such period shall be included in determining such Adjusted Consolidated Net
      Income;

            (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

            (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Adjusted Consolidated Net Income;

            (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement), provided, however, that the exclusion from Adjusted Consolidated Net Income of gains described in this clause (iv) shall not apply to deferred gains resulting from sale-and-leaseback arrange-ments to the extent that there is an offsetting increase in depreciation expense resulting from the recapitalization of the related property, plant or equipment which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

            (v) the cumulative effect of a change in accounting principles, including the cumulative effect of the implemen-tation of SFAS 106 by the Company with respect to services rendered by employees in periods prior to its implementa-tion, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and excluding any one-time or cumulative charges associated with the implementation of SFAS 109;

            (vi) the cash effect of the rejection of any leases and executory contracts pursuant to the Plan; and

            (vii) the cash effect of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of $5,750,000.

            "ADJUSTED CONSOLIDATED NET WORTH" of the Company and its Restricted Subsidiaries shall mean an amount equal to the total amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, as of the date for which the determina-tion is being made, as (i) the par or stated value of all out-standing Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock,
(C) any amounts attributable to Exchangeable Stock, (D) any amounts attributable to treasury stock and (E) adjustments relating to pension liabilities, in all cases determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however that to the extent such balance sheet reflects any effects attributable to any one time or cumulative charges associated with the implementation of SFAS 106 and 109 or any changes in accounting principles implemented thereafter, such effects shall be disregarded; and provided, further, that to the extent such balance sheet reflects any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its restricted subsidiaries after February 28, 1995 (including pursuant to a sale-and-leaseback arrangement which is an Asset Disposition) or upon the sale or other disposition of any Capital Stock of any person, such gain or loss shall also be disregarded; and provided, further that the cash effects of the rejection of any leases or executory contracts pursuant to the Plan and the cash effects of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of $5,750,000 shall also be disregarded.

            "ADJUSTED EBITDA" means, for any period, Adjusted Consolidated Net Income plus (to the extent deducted in calcu-lating Adjusted Consolidated Net Income) Adjusted Consolidated Interest Expense, income taxes, depreciation expenses, amortiza-tion expense, non-cash write-offs of deferred financing costs and non-cash deductions for contributions to the ESOP (but without giving effect to any extraordinary gain or loss) for such period.

            "ADJUSTED TOTAL CAPITALIZATION" shall mean, without duplication, Adjusted Consolidated Net Worth plus Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with generally accepted accounting principles.

            "ASSET DISPOSITION" shall mean any sale, lease, trans-fer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this defini-tion as a "disposition") by the Company or any of its Subsidi-aries, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary that is a Restricted Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete or worn out assets in the ordinary course of business, (iv) a disposition subject to and made in accordance with Section 3.01 of the Indenture, or
(v) a disposition subject to Section 4.06 of the Indenture.


            "AVAILABLE CASH FLOW" for the most recent four-quarter period ended prior to the date on which a determination is being made, shall mean Adjusted EBITDA minus (i) cash income taxes paid or payable during such period and (ii) the amount of Capital Expenditures (other than any non-cash Capital Expenditures) of the Company and its Restricted Subsidiaries during such period.

            "BANK" shall mean U.S. National Bank of Oregon, any successors thereto, or the representative or agent for any successor bank group or groups providing long-term bank financing for the Company from time to time.

            "CAPITAL EXPENDITURES" shall mean, for any period, the sum of all expenditures for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and Capital Lease Obligations), but not including expenditures for the acquisition of assets or other property pursuant to Section 4.27 of the Indenture.

            "CAPITAL LEASE OBLIGATION" of any Person shall mean the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting princi-ples; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

            "CONTINGENT OBLIGATION" as applied to any Person means any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, or other obligation of another, or any letter of credit, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain the solvency of any balance sheet, income, or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services, or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agree-ments relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

            "CREDIT AGREEMENT" shall mean the Credit Agreement dated as of February 3, 1993, between the Company and United States National Bank of Oregon, as amended through the date hereof and as the same may be amended from time to time.

            "DEFAULT" shall mean the occurrence of any event which, upon notice or lapse of time or both, would become an Event of Default under the Indenture or this Agreement.

            "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services;
(b) except to the extent supporting Indebtedness of such Person (but no other indebtedness) of the type described in clause (a) above, the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (c) all liabilities secured by any Lien on any prop-erty owned by such Person, whether or not such indebtedness has been assumed; (d) all Capital Lease Obligations; and (e) all Contingent Obligations of such Person.

            "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing).

            "NET AVAILABLE CASH": The term "Net Available Cash" from an Asset Disposition means Cash payments received (including any Cash payments received by way of deferred payment of princi-pal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other considera-tion received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-Cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distribu-tions and other payments required to be made and actually made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

            "NET CASH" of the Company and its Restricted Subsidi-aries on a consolidated basis, as of any date, shall mean the amount shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as cash as of such date (but not including cash held in accounts or deposits that are subject to any lien, encumbrances or restrictions or which is required to be held in connection with any agreements or obligations), computed in accordance with generally accepted accounting principles, plus the total amount of cash payments which the Company has made as of the date of computation for redemption or prepayment of Series A Bonds pursuant to clauses (y) and (z) of the second paragraph of Section 9(b) hereof, minus the amount of Indebtedness outstanding on such date under the Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof), other than any Indebtedness representing undrawn amounts under letters of credit under the Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof) not in excess of $10,000,000 in the aggregate; provided, however, that Net Cash shall not be less than zero.

            "PREFERRED STOCK," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

            "PRO FORMA DEBT SERVICE," for any period, shall mean the sum of (i) Adjusted Consolidated Interest Expense (excluding any non-cash items included in Adjusted Consolidated Interest Expense to the extent no current liability exists with respect thereto) that would be payable during such period by the Company and its Restricted Subsidiaries assuming (x) that all Indebted-ness outstanding on the last day of the quarter prior to the period for which the determination is being made were outstanding throughout such period (other than scheduled payments of principal to the extent included in clause (ii) hereof), and
(y) that, with respect to any floating rate or other Indebted-ness, the interest rate in effect on the date of such determina-tion were in effect throughout such period, but giving effect to any scheduled increase or decrease in interest rate that is ascertainable on the date of determination, and (ii) the amount of principal payments payable during such period (and any inter-est payable during such period on such principal amounts to the extent not included in clause (i) hereof) on all Indebtedness of the Company and its Restricted Subsidiaries, in each case consol-idated in accordance with generally accepted accounting principles.

            "PROSPECTUS" shall mean the final Prospectus with respect to the first public sale of the Series B Bonds, as filed with the SEC under Rule 424.

            "REDEEMABLE STOCK" means any Capital Stock (excluding Capital Stock which has been or is hereafter sold or issued to an employee stock ownership plan) that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Series A Bonds or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Series A Bonds.

            "RELEVANT DOCUMENT" shall have the meaning set forth in
Section 2(b) hereof.

            "RESTRICTED SUBSIDIARY" shall mean all Subsidiaries of the Company other than Unrestricted Subsidiaries.

            "SENIOR DEBT" of the Company and its Restricted Subsidiaries shall mean all Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with gener-ally accepted accounting principles, other than Subordinated Debt.

            "SUBORDINATED DEBT" shall mean the Old Subordinated
Debentures, the New Subordinated Debentures, any other unsecured
Indebtedness for money borrowed of the Company which

            (i) on the date on which the status of such Indebted-ness is determined for any purpose hereof,

              (1)       has a final maturity not earlier than
            September 1, 2005, and

              (2) is not subject to payment, redemption or other retirement by means of any installment, sinking fund, serial maturity or other required payments prior to September 1, 2005; and

            (ii) is issued or assumed pursuant to, or evidenced by, an indenture or other instrument that contains provi-sions for the subordination of such Indebtedness (to which appropriate reference shall be made in the instruments evidencing such Indebtedness if not contained therein) to the Series A Bonds and the Series B Bonds (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically desig-nated) on the terms, including related definitions, set forth in Schedule III attached hereto.

            "SUBSIDIARY" of any Person shall mean and include
(a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespec-tive of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly or through Subsidiaries and
(b) any partnership, association, joint venture or other entity in which such Person, directly or through Subsidiaries, has a more than 50% equity interest at the time.

            "TITLE COMPANY" shall mean Ticor Title Insurance
Company.

            "UNRESTRICTED SUBSIDIARY" shall mean any Subsidiary of the Company which is created or acquired by the Company or any Subsidiary of the Company after the date hereof and is designated an Unrestricted Subsidiary by the Company's Board of Directors at the time of such creation or acquisition.

            SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE
COMPANY.  The Company hereby represents and warrants as follows:

            (a) CORPORATE STATUS. Each of the Company and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdic-tion of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdic-tion where the ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, prop-erty, condition (financial or otherwise) or immediate prospects of the Company and its Restricted Subsidiaries taken as a whole.

            (b) CORPORATE POWER AND AUTHORITY. The Company has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement, the Security Docu-ments, the Indenture, the Plan, and the documents contemplated by the Plan to be executed and delivered by the Company (collectively, the "Relevant Documents") and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Relevant Documents. The Company has duly executed and delivered each of the Relevant Documents, and each of the Relevant Documents constitutes its legal, valid and binding obligation enforceable in accordance with its respective terms.

            (c) NO CONTRAVENTION. Neither the execution, delivery or performance by the Company of the Relevant Documents nor compliance by it with the terms and provisions thereof,
      (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound, or
      (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries.

            (d) LITIGATION. There are no actions, suits or proceedings pending or, to the best of the knowledge of the Company, threatened (i) with respect to any Relevant Docu-ment or (ii) that are reasonably likely to materially and adversely affect the operations, business, property, assets, condition (financial or otherwise) or immediate prospects of the Company and its Restricted Subsidiaries taken as a whole.

            (e) ABSENCE OF DEFAULTS. As of the date of this Second Amended and Restated Investment Agreement, there exists no Default or Event of Default under the Indenture or this Second Amended and Restated Investment Agreement.

            (f) GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with
      (i) the execution, delivery and performance of any Relevant Document or (ii) the legality, validity, binding effect or enforceability of any Relevant Document, other than the qualification of the Indenture under the Trust Indenture Act of 1939, as amended and the registration of the Bonds under the Securities Act of 1933, as amended, or under any state securities laws.

            (g) SECURITY INTERESTS. Each of the Security Agree-ment and Cash Collateral Pledge Agreement creates, as security for the Indebtedness and Obligations referred to therein, a valid and enforceable security interest in and Lien on all of the Collateral (as defined in the Security Agreement) and Pledged Collateral (as defined in the Cash Collateral Pledge Agreement), respectively, in favor of the Trustee for the benefit of the holders from time to time of the Series A Bonds and the Series B Bonds, which is perfected and superior to and prior to the rights of all third Persons. Each Mortgage creates, as security for the Mortgage Indebtedness and Obligations referred to therein, a valid and enforceable first priority mortgage lien on all of the Mortgaged Property referred to therein (except for the Mortgage with respect to the Company's Fogelsville, Pennsylvania property, which creates a second priority mortgage lien), in favor of the Trustee for the benefit of the holders from time to time of the Series A Bonds and the Series B Bonds, subject only to Permitted Encumbrances.

            (h) COMPLIANCE WITH ERISA. All Plans except any multiemployer plan (as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), are in substantial compliance with ERISA, no Plan is insolvent or in reorganization, no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code of 1986 (the "Code"), neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has incurred any liability to or on account of a Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA pursuant to Section 4062, 4063, or 4064 of ERISA, or a multiemployer plan pursuant to
      Section 515, 4201 or 4204 of ERISA, which remains unsatis-fied, no proceedings have been instituted to terminate any Plan, and no condition exists which presents a material risk to the Company and its Restricted Subsidiaries, taken as a whole, of either incurring a liability to or on account of a Plan pursuant to any of the foregoing sections of ERISA or the Code. Any representation in the immediately preceding sentence with respect to any Plan which is a multiemployer plan (other than a representation with respect to liability under Section 515, 4201 or 4204 of ERISA) is to the knowledge of the Company. As of the date of this Agreement, the aggregate present value of all accrued benefits of all Plans which are single-employer plans did not exceed the aggregate current value of all assets of such Plans based upon estimated actuarial data as of March 1, 1991, provided to the Company by the consulting actuaries of the Plans, by more than $300,000 and there has been no material change in such liability. As of the date of this Agreement, the aggregate present value of unfunded contingent withdrawal liability under Title IV of ERISA attributable to the Company or any of its Subsidiaries does not exceed $1,500,000, based upon the most recent records with respect to such contingent withdrawal liability provided to the Company. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has incurred any liability (including any contingency or secondary liability) to or on account of a Predecessor Plan.

            As used in this Section 2(h):

              "ERISA AFFILIATE" shall mean any person (as defined
            in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA,

              "PLAN" shall mean any multiemployer plan or
            single-employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained for employees of the Company or by a Subsidiary of the Company or an ERISA Affiliate, and

              "PREDECESSOR PLAN" shall mean any multiemployer plan
            or single-employer plan as defined in Section 4001 and subject to Title IV of ERISA, which was maintained for employees of any members of the controlled group of employers with or of which the Company or a Subsidiary of the Company is or was a member.

            (i)   [DELETED]

            (j) LEGAL REQUIREMENTS. Each Mortgaged Property (and the Company in respect thereof) is in compliance with all Legal Requirements (as such term is defined in the Mortgage covering such Mortgaged Property)

            (k)   SUBSIDIARIES.  The corporations listed on
      Schedule I are the only Subsidiaries of the Company. Said Schedule correctly sets forth the percentage ownership (direct and indirect) of the Company in each of its Subsidiaries and the identity of the direct owner thereof. Each such Subsidiary is a Restricted Subsidiary.

            (l) PATENTS, LICENSES, FRANCHISES AND FORMULAS. The Company and its Subsidiaries own all of the patents, trade-marks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property or financial or other conditions of the Company or any of its Subsidiaries.

            (m)   STORAGE CONTRACTS.  Except as set forth in
      Schedule II hereto as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any contract (other than a lease) obligating the Company or any such Subsidiary to provide to any Person storage services at any Mortgaged Property for a period of more than one year from the date of such contract.

            SECTION 3.  [Deleted.]

            SECTION 4. FINANCIAL STATEMENTS AND INFORMATION. The Company will furnish to the Investor in duplicate:

            (a) as soon as available and in any event within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such quarterly period and (in the case of the second and third quarterly periods) for the portion of the fiscal year ended with the last day of such quarterly period, all in reasonable detail and stating in comparative form the respective consolidated figures for the appropriate corresponding dates and periods in the previous fiscal year and all certified by the chief financial officer or treasurer of the Company to present fairly the information contained therein in accordance with generally accepted accounting principles (except as to year-end and audit adjustments);

            (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company,

              (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reason-able detail and stating in comparative form the respec-tive consolidated figures as of the end of and for the previous fiscal year and all accompanied by a report thereon of KPMG Peat Marwick, or other independent public accountants of recognized national standing selected by the Company, and

              (ii) a written statement of the accountants referred to in clause (i) above stating that in making the examination necessary for their report on such financial statements they obtained no knowledge of any Default or Event of Default under this Agreement or the Indenture or, if such accountants shall have obtained knowledge of any such Default or Event of Default, specifying the nature and status thereof;

            (c) concurrently with the financial statements furnished pursuant to clauses (a) and (b) of this section,

              (i) a written statement of the chief financial officer or treasurer of the Company setting forth computations in reasonable detail showing as at the end of such quarterly or annual period, as the case may be,
            (x) whether there was compliance with Sections 6(c), 6(d) and 6(e) hereof and with Sections 9.09, 9.10 and
            9.11 of the Credit Agreement incorporated by reference herein pursuant to Section 6(a) hereof (or any corres-ponding covenants incorporated by reference herein pursuant to Section 6(b) hereof), and (y) the calcula-tions by which the information required to make the determinations required by (x) was derived from the financial statements furnished pursuant to (a) and (b) of this section,

              (ii) a certificate of the President or the chief financial officer or treasurer of the Company stating that, based upon such examination or investigation and review of this Agreement and the Indenture as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default or Event of Default under this Agreement or the Indenture exists or has existed during such period, or, if such a Default or Event of Default shall exist or have existed, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto, and

              (iii) a certificate from the accountants referred to in paragraph (b)(i) above to the effect that they have reviewed the annual computations referred to in clause (c)(i) above and such computations were accurately prepared;

            (d) promptly, and in any event within five Business Days after any executive officer of the Company obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default under this Agreement or the Indenture, (ii) any litigation or govern-mental proceedings pending (x) against the Company or any Subsidiary of the Company which is likely to materially and adversely affect the operations, business, property, assets, condition (financial or otherwise) or prospects of the Company and its Restricted Subsidiaries taken as a whole or
      (y) with respect to any Relevant Document and (iii) any other event which is likely to materially and adversely affect the financial condition, operations or prospects of the Company or any Restricted Subsidiary of the Company;

            (e) promptly after the Company's receipt thereof, a copy of any "management letter" received by the Company from its independent public accountants;

            (f) promptly after the same are available, copies of all such proxy statements, financial statements and reports as the Company or any Subsidiary of the Company shall send or make available generally to the Bank under the Credit Agreement or to the trustee in respect of the Old Subordinated Debentures or New Subordinated Debentures, and copies of all regular and periodic reports and of all registration statements (other than on Form S-8 or a similar form) which the Company may file with the SEC; and

            (g) such other information as the Investor may from time to time reasonably request.

            SECTION 5. INSPECTION OF PROPERTIES AND BOOKS. The Investor, at its own expense, shall have the right to visit and inspect any of the properties of the Company and any Subsidiary of the Company, to examine the books of account and records of the Company and such Subsidiary, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and such Subsidiary with, and to be advised as to the same by, its and their officers, and its and their independent public accountants (and by this provision the Company authorizes said accountants to discuss such affairs, finances and accounts whether or not a representative of the Company or any Subsidiary of the Company is present) all at such reasonable times and intervals as the Investor may desire, it being understood that the Company will pay any fees of such accountants incurred by it in connection with the Investor's exercise of rights pursuant to this section.

            SECTION 6.  COVENANTS OF THE COMPANY.  The Company
hereby covenants and agrees as follows:

            (a) So long as the Credit Agreement shall be in effect, all negative covenants contained in Article IX of the Credit Agreement, except those contained in Section 9.07 (transactions with affiliates) and 9.13 thereof, together with all related definitions contained in said Credit Agreement, shall be deemed to be hereby incorporated by reference and reaffirmed herein, MUTATIS MUTANDIS, for the benefit of the Investor (with all references to the Agent or the Banks deemed to be references to the Investor).

            (b) If at any time the Credit Agreement (or any successor thereto) is refinanced or replaced by other bank financing, any and all negative covenants and definitions which are included in any agreement with respect to such new financing facility and which correspond to those incorpo-rated by reference in Section 6(a) hereof shall, for so long as such agreement or agreements is or are in effect, be incorporated by reference and reaffirmed herein, MUTATIS MUTANDIS, for the benefit of the Investor.

            (c) The Company will not permit Adjusted Consolidated Net Worth at any time to be less than the amount set forth below opposite the period in which the measurement is made:

      Fiscal Year(s) Ended February             Amount
      -----------------------------             ------
            1996                                ($37,000,000)
            1997                                ($36,000,000)
            1998                                ($34,000,000)
            1999                                ($32,000,000)
            2000                                ($28,000,000)
            2001                                ($25,000,000)
            2002                                ($19,000,000)
            2003                                ($10,000,000)

            (d)   The Company will not permit the ratio of Senior
      Debt to Adjusted Total Capitalization at any time to be greater than the following amounts:

      Fiscal Year(s) Ended February       Required Ratio
      -----------------------------       --------------
            1996                                 86.0%
            1997                                 86.0%
            1998                                 85.0%
            1999                                 85.0%
            2000                                 84.0%
            2001                                 81.0%
            2002                                 79.0%
            2003                                 77.0%

            (e) The Company will not permit the ratio of (i) the sum of Available Cash Flow for the period consisting of the four quarters most recently ended plus Net Cash to (ii) Pro Forma Debt Service for the period consisting of (x) if such determination is made on a day which is the last day of a quarter, the four following quarters or (y) if such determi-nation is made on any other day, the quarter in which a determination is being made and the three following quarters, at any time to be less than:

      Fiscal Year Ended February                Ratios
      --------------------------                ------
            1996                                1.00 to 1.00
            1997                                1.10 to 1.00
            1998                                1.20 to 1.00
            1999                                 .95 to 1.00
            2000                                 .70 to 1.00
            2001                                 .65 to 1.00
            2002                                 .66 to 1.00
            2003                                1.00 to 1.00

            (f) The Company will not create or permit to exist any security interest in any contract (other than a lease) of the Company or any Restricted Subsidiary obligating any customer of the Company or such Restricted Subsidiary to use storage services available at any Mortgaged Property for a period of more than one year from the date of such contract.

            (g) In connection with the Fogelsville, Pennsylvania Mortgaged Property, the Company will upon the earlier of
      (i) 60 days' prior written notice from the Investor or
      (ii) the occurrence of an event of default under the existing first mortgage on such property, either (A)(1) prepay in full such existing first mortgage or (2) acquire such existing first mortgage and subordinate such mortgage to the Mortgage on such Property securing the Series A Bonds and the Series B Bonds, in either case the effect of which shall be to cause the Mortgage on such Property securing such Bonds to constitute a first priority mortgage lien in favor of the Trustee or (B) deposit with the Trustee pursuant to the Cash Collateral Pledge Agreement a sum equal to (x) 110 percent of the then current principal balance of the first mortgage plus (y) accrued interest on such principal balance through the date of such deposit; provided that if for any reason the Investor shall acquire the debt secured by such first mortgage, any amounts so expended by the Investor shall be added to the Indebtedness secured under the indenture. In the event the Company makes the deposit as provided in (B) above, the Company will be entitled at the end of each of the Company's fiscal quarters to have released by the Trustee to the Company all cash collateral deposited under (B) above, including any accrued interest earned on such cash collateral, to the extent such collateral exceeds the sum of the amounts set forth in clauses (x) and (y) above as of the end of such quarter, and the Company will be entitled to have all of such cash collateral released of record when the first mortgage has been indefeasibly legally satisfied or released, or when the Company shall have acquired and subordinated the first mortgage as provided in (A) above.

            (h)   (i)   The Company shall not, and shall not permit
      any Restricted Subsidiary, directly or indirectly, to
      (w) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any distribu-tion in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distribu-tions payable to the Company or a Restricted Subsidiary),
      (x) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect Parent of the Company, (y) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Debt (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (z) make any Investment in any Affiliate of the Company, other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribu-tion, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted
      Payment:

                  (A)  a Default shall have occurred and be
            continuing (or would result therefrom);

                  (B) the Company is not able to issue $1.00 of additional Debt in accordance with the provisions of
            Section 4.09(a) of the Indenture; or

                  (C)  the aggregate amount of such Restricted
            Payment and all other Restricted Payments since the date on which the Series B Bonds were originally issued, would exceed the sum of:

                        (1)  50% of the Adjusted Consolidated Net
                  Income of the Company and its Restricted
                  Subsidiaries accrued during the period (treated as one accounting period) from December 1, 1992 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of said Restricted Payment (or, in case such Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries shall be a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries during such period;

                        (2) the aggregate Net Cash Proceeds received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the Series B Bonds were originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan);

                        (3) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to May 31, 1992, but (if such employee stock ownership plan incurs any Debt) only to the extent that any such proceeds are equal to any increase in the Consolidated Net
                  Worth of the Company and its Restricted Subsidi-aries resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and

                        (4)  the amount by which Debt of the Company
                  and its Restricted Subsidiaries is reduced on the consolidated balance sheet of the Company and its Restricted Subsidiaries upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date on which the Series B Bonds were originally issued of any Debt of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company or any Restricted Subsidiary (less the amount of any Cash, or other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).

      (ii)  The provisions of Section 6(h)(i) shall not prohibit:

                  (A) any purchase or redemption of Capital Stock or Subordinated Debt of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); PROVIDED, HOWEVER, that
            (1) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued and (2) the Net Cash Proceeds from such sale shall be excluded from clauses (C)(2) and (C)(3) of
            Section 6(h)(i);

                  (B) any purchase or redemption of Subordinated Debt of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt of the Company; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued;

                  (C) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 6(h)(i); PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued;

                  (D)  any repurchase of Capital Stock of the
            Company after January 1, 1993 pursuant to the terms of the Stockholders' Agreement from officers and employees (or their estates) of the Company or its Restricted Subsidiaries upon death, disability or termination of employment of such officers and employees; PROVIDED, HOWEVER, that (1) the aggregate amount of all such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year shall not exceed $500,000; (2) to the extent that the aggregate amount of such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to repurchases in subsequent fiscal years; and (3) all such repurchases shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued;

                  (E) Cash dividends paid after January 1, 1993 with respect to the ESOP Preferred Stock; PROVIDED, HOWEVER, that (1) the aggregate amount of all such dividends paid in any fiscal year shall not exceed $500,000; (2) to the extent that the aggregate amount of such dividends paid in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to the payment of such dividends in subsequent fiscal years; and (3) all such dividends shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued;

                  (F) Investments in Unrestricted Subsidiaries, not to exceed, in the aggregate, during the term of this Agreement, the lesser of (1) $5,000,000 and (2) $7,000,000 minus the amount of Restricted Payments made pursuant to clause (G) below; PROVIDED, HOWEVER, that all such Investments shall be excluded in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; or

                  (G) Restricted Payments not to exceed, in the aggregate, during the term of this Agreement, the lesser of (l) $5,000,000 and (2) $7,000,000 minus the amount of Investments in Unrestricted Subsidiaries made during the term of Indenture; PROVIDED, HOWEVER, that Restricted Payments made pursuant to this clause (H) shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued.

            (i) The Company shall not use or commit to use any cash for Capital Expenditures in any fiscal quarter in excess of $10,000,000 for any single Capital Expenditure or any related Capital Expenditures, unless (y) after giving effect thereto the Company is in compliance with
      Section 6(b) of this Agreement and (z) prior to such use or commitment the Company has furnished to Investor internal capital expenditure approval documentation detailing the total cost, specifications and other information related to such Capital Expenditure(s) and detailing the Company's compliance with the condition in clause (y) of this paragraph (i).

            (j) Notwithstanding Section 4.12 of the Indenture the Company shall not sell, transfer or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary if, after giving effect to such sale, transfer or disposition, there exists any Default.

            SECTION 7. EVENTS OF DEFAULT. An "Event of Default" hereunder occurs if:

            (a) the Company fails to pay any installment of interest on any Series A Bond when the same becomes due and such failure continues for a period of five days; or

            (b) the Company fails to observe or perform any of its other covenants or agreements set forth or incorporated in this Agreement and such failure continues for a period of 30 days; or

            (c) any material representation, warranty or other statement made by or on behalf of the Company set forth or incorporated in this Agreement shall prove to have been false or misleading in any material respect as of the date when made hereunder; or

            (d) any event shall occur or any condition shall exist in respect of any Indebtedness of the Company (other than the Series A Bonds and the Series B Bonds) or a Subsidiary of the Company in a principal (or capitalized) amount of at least $2,500,000, or under any agreement securing or relating to any such Indebtedness, the effect of which is to cause or permit any holder of such Indebtedness or a trustee to cause the acceleration of the maturity of such Indebted-ness, or any such Indebtedness shall not have been paid at the final maturity date thereof (as renewed or extended if such Indebtedness shall have been renewed or extended) and any applicable grace period shall have expired;

and in any such case the Investor notifies the Company and the Trustee that an Event of Default has occurred hereunder.

            SECTION 8.  RELEASE OF COLLATERAL; ADDITIONS OF
MORTGAGED PROPERTIES TO THE TRUST ESTATE.

            (a) If the Company plans to release a Mortgaged Property or Properties from the lien of the Mortgage or Mortgages on such Property or Properties pursuant to Section 3.01 of the Indenture (other than in connection with the sale of economically obsolete Mortgaged Property in accordance with the provisions of
Section 3.01(e)(i), the sale of a Mortgaged Property or Proper-ties (or the portion of the Company's Kansas City, Kansas Mortgaged Property used exclusively in the Company's quarry operations) in accordance with the provisions of
Section 3.01(e)(ii), certain events of casualty, condemnation or taxation in accordance with the provisions of Section 3.01(d), partial releases in accordance with the provisions of
Section 3.01(f), the sale of the Brooks, Oregon or Watsonville, California properties in accordance with the provisions of 3.01(g), or any release in accordance with the provisions of
Section 3.01(i) of the Indenture), it shall, at least 45 days prior to the proposed date of release, provide the Investor with a list of Mortgaged Properties including at least two more Properties than the number proposed to be released, and shall promptly thereafter furnish the Investor with such information relating to such Properties as is maintained in the ordinary course of the Company's business as the Investor shall reasonably request. Within 30 days of its receipt of such information, the Investor shall designate such Properties, if any, which it believes should not be released, it being understood that (i) the Investor shall not object to a number of Properties at least equal to the number proposed to be released and (ii) the Investor will not object to the release of the Brooks, Oregon Property (assuming the release of such Property otherwise complies with the provisions regarding the release of Properties generally). The Company shall not have any Mortgaged Property (or the portion of the Company's Kansas City, Kansas Mortgaged Property used exclusively in the Company's quarry operations) released under
Section 3.01(e)(ii) of the Indenture without the approval and consent of the Investor. The Company shall exercise its rights under Section 3.01 of the Indenture only with respect to the Mortgaged Properties accepted for release by the Investor as provided in the preceding sentences of this paragraph.

            (b)   The Company will not substitute property for
(x) cash held by the Trustee in the case of property which is to become subject to a first Lien on such property in accordance with the final paragraph of Section 4.27(a) and Section 4.27(b), or (y) Mortgaged Properties released from the lien of their respective Mortgages pursuant to Section 3.01(e)(ii) of the Indenture, without the prior written approval and consent of the Investor.

            SECTION 9.  REQUIRED PREPAYMENTS; PREPAYMENT PRICE;
OPTIONS TO REQUIRE PURCHASE.

            (a) In addition to any prepayment required by the Indenture, the Company shall be required to prepay Series A
      Bonds in the following circumstances and in the principal amounts indicated:

              (1) At any time the Company prepays any Series B Bonds pursuant to Section 3.01(b) of the Indenture, the Company shall, concurrently with such prepayment of Series B Bonds, prepay the entire principal amount of the Series A Bonds.

              (2) On March 9, 1996, the Company shall prepay a principal amount of Series A Bonds equal to the difference, if any, between (x) $21,525,588 and (y) the value of Mortgaged Properties acceptable to the Investor that have become subject to the lien of a Mortgage (or, in the case of the construction of an addition upon property which is already subject to the lien of a Mortgage, including but not limited to the addition to the Issuer's Tomah, Wisconsin facility constructed in 1994, the value of each addition, with respect to which the conditions specified in
            Section 4.27 of the Indenture for qualification of the addition as Mortgaged Property are satisfied) after April 12, 1995 and prior to March 9, 1996 (other than Mortgaged Properties acquired with Cash or Government Obligations held by the Trustee pursuant to
            Section 3.01(e)(ii) of the Indenture); PROVIDED, HOWEVER, that no such prepayment shall be required if the difference between the amounts described above in clauses (x) and (y) is less than $50,000.

              (3) If the Company or any Affiliate of the Company or other Person acting on behalf of the Company acquires Series B Bonds, in open market purchases or otherwise (excluding, however, any redemption of Series B Bonds in accordance with the terms of the Indenture and this Agreement that occurs concurrently with a pro rata redemption of Series A Bonds), the Company shall give written notice thereof to the Investor. Such notice shall contain an offer by the Company to prepay all of the Series A Bonds held by the Investor and its Affiliates on a date specified in such notice (which date shall be no less than 30 and no more than 60 days from the date of such notice). If the Investor shall notify the Company in writing within 20 days after receipt of such notice that the Investor will accept such offer, the Company will prepay on the date specified in such notice, all of the Series A Bonds held by the Investor and its Affiliates.

              (4) Upon an Asset Disposition the Company shall apply to the prepayment of an aggregate principal amount of Senior Debt of the Company an amount equal to the amount of Net Available Cash not applied within 360 days of such Asset Disposition to the acquisition of Tangible Property acceptable to the Investor. If any Series A Bonds or Series B Bonds are to be prepaid pursuant to this clause (4), the respective principal amounts of any Series A Bonds and Series B Bonds to be prepaid shall be determined PRO RATA based on the respective principal amounts of Series A Bonds and Series B Bonds outstanding (and not theretofore called for redemption) on the date the prepayment is to be made.

              (5) At any time the Company exercises its legal defeasance option or covenant defeasance option pursuant to Article Six of the Indenture, the Company shall, concurrently with the exercise of such option, prepay the entire principal amount of the Series A Bonds.

            (b) With respect to any prepayment or purchase of Series A Bonds required by paragraph (a) of this Section 9 or permitted or required under the Indenture (other than a repurchase upon a Change of Control, a prepayment pursuant to Section 3.01(d) of the Indenture, a redemption under
      Section 3.01(g) of the Indenture in connection with a sale of the Watsonville, California Property or any redemption or prepayment described in clauses (x), (y) and (z) of the following paragraph ) the Company agrees that the repurchase or purchase price applicable to such prepayment or purchase of such Series A Bonds shall be the greater of (i) the prepayment price provided in Section 3.01(b) of the Indenture with respect to the Series A Bonds for the date on which such prepayment or purchase is to be made, if any, and
      (ii) the prepayment price set forth below (expressed as a percentage of the principal amount to be prepaid or purchased) for the date on which such prepayment or purchase is to be made (together with accrued interest to the date of prepayment or purchase)

      Year beginning March 1              Prepayment Price
      ----------------------              ----------------
            1995                                111.500%
            1996                                109.583%
            1997                                107.666%
            1998                                105.750%
            1999                                103.833%
            2000                                101.917%
            2001 and thereafter                 100.000%

            Notwithstanding the provisions of the Indenture and the foregoing provisions of this paragraph (b), the Investor, for itself and its successors and assigns, agrees that the Company shall not be required to pay any premium whatsoever, and the Investor hereby irrevocably waives and relinquishes the right to demand or collect any premium and agrees to allow prepayment or redemption at 100% of the principal amount of Series A Bonds in the following circumstances:
      (x) the redemption of $10,000,000 of Series A Bonds held by the Investor as provided in Section 14(b)(2); (y) any optional redemption or prepayment or any redemption or prepayment under Section 9(a)(1), (2), (3) or (4) above, either in whole or in part, of Series A Bonds on one or more occasions within the 18-month period immediately following the Effective Date (as defined in the Plan); and (z) any optional redemption or prepayment or any redemption or prepayment under Section 9(a)(1), (2), (3) or (4) above of additional Series A Bonds on one or more occasions up to a total of $25,000,000 (less the amount of Series A Bonds redeemed or prepaid within the 18-month period described in clause (y) above), whenever such redemption shall occur.
      The redemptions and prepayments described in clauses (y) and
      (z) above shall be made pro rata among the holders of the Series A Bonds based upon their respective principal amounts held as of the date of redemption or prepayment. On or before the Effective Date (as defined in the Plan), and in any event prior to any sale or transfer of Series A Bonds by the Investor, the Company and the Investor shall execute such waivers, consents and amendments of the provisions of
      Section 3.01(b) (except part (B) of the proviso at the end of such subsection) and other related provisions of the Indenture, and shall take such other actions, as may be reasonably necessary under the Indenture to permit the redemptions and prepayments described in clause (x), (y) and
      (z) above and to give full effect to the agreements and waivers provided for in this paragraph; provided, however, that the Investor shall not be required to waive any Default or Event of Default.

            (c) Promptly and in any event within ten days after the occurrence of any Change in Control the Company shall give written notice thereof to the Investor. Such notice shall contain an offer by the Company to purchase all of the Series A Bonds held by the Investor and its Affiliates on a date specified in such notice (which date shall be no less than 30 and no more than 60 days from the date of such notice). If the Investor shall notify the Company in writing within 20 days after receipt of such notice that the Investor will accept such offer, the Company will prepay, on the date specified in such notice, all of the Series A Bonds held by the Investor and its Affiliates at a purchase price equal to 101% of the aggregate principal amount of such Series A Bonds, plus accrued and unpaid interest, if any, to the date of purchase.

To the extent not otherwise provided for in this Agreement, pre-payments required under this Section 9 shall be made at the times and upon the notice (other than as set forth above in Section 9(c)) provided in Article Three of the Indenture.

            SECTION 10. PAYMENT. Notwithstanding any provision to the contrary in the Series A Bonds or the Indenture, the Company will promptly and punctually pay and will cause the Trustee to pay to the Investor in the manner and at the address provided in
Schedule V hereto (or in such other manner or at such other address as the Investor may from time to time designate by written notice to the Company) all amounts payable in respect of the principal of, and premium, if any, and interest on, any Series A Bonds then held by the Investor or any of its Affili-ates, without any presentment thereof and without any notation of such payment being made thereon.

            In the event that the Investor or any of its Affiliates shall sell any Series A Bonds, the Investor or such Affiliate shall, prior to the delivery of such Series A Bonds, make or cause to be made a notation thereon of the date to which interest has been paid thereon and, if not theretofore made, a notation of the extent to which payment has been made on account of the principal thereof.

            The Company has obtained the agreement of the Trustee to be bound by the foregoing provisions of this section.

            SECTION 11. INDEMNITY. Notwithstanding Section 2.07 of the Indenture, the Investor's unsecured indemnity agreement in favor of the Company and the Trustee (and any Paying Agent or Registrar under the Indenture) shall constitute sufficient indem-nity for all purposes of said section in the case of mutilation, destruction, loss or theft of any of the Series A Bonds.

            SECTION 12.  SURVIVAL OF REPRESENTATIONS AND
WARRANTIES. All representations and warranties of the Company herein and in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement , and shall continue in effect so long as this Agreement is in effect.

            SECTION 13. EXPENSES. The Company shall reimburse the Investor for its reasonable out-of-pocket expenses (including fees of Smith, Barney and fees and disbursements of Willkie
Farr & Gallagher and any other counsel) in connection with its execution of this Agreement and its consent to the Plan. The Company shall also reimburse the Investor for its reasonable out-of-pocket expenses (including fees and disbursements of counsel) in connection with any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement, the Indenture, any Security Document or any of the Series A Bonds, whether or not the same shall become effective, and in connection with the enforcement by the Investor of any of its rights under this Agreement, the Indenture, any Security Document or any of the Series A Bonds.
The obligations of the Company under this section shall survive termination of this Agreement, payment of the Series A Bonds, and payment of the fees and expenses under Section 14(c)(4) hereof.

            SECTION 14.  CONSENT; CONDITIONS TO EFFECTIVENESS.

            (a)   Subject to the conditions in paragraph (c) of this
      Section 14, the Investor hereby consents to the issuance of the New Subordinated Debentures in exchange for the Old
      Subordinated Debentures pursuant to the Plan.

            (b)  The Company hereby agrees on the Effective Date
      (as defined in the Plan) to:

              (1) pay the Investor an agreement modification fee in an amount equal to one and one-half percent (1.50%) of the principal amount of Series A Bonds then held by the Investor (prior to giving effect to the redemption required under (b)(2) below); and

              (2)       redeem $10,000,000 principal amount of
            Series A Bonds held by the Investor without premium.

            (c) The effectiveness of the amendments reflected in this Agreement is subject to the following conditions and such amendments shall not be effective until all of such conditions are satisfied:

              (1) the Plan shall have been confirmed and shall have become effective;

              (2)       the obligations of the Company under
            Section 14(b) above shall have been performed;

              (3) the Investor shall have approved the form of order approving the Disclosure Statement, the Confirmation Order (as defined in the Plan) and the final forms of the other documents contemplated by the Plan, which approval shall not be unreasonably withheld provided that the matter for which approval is sought does not affect the terms or conditions of this Agreement or the Series A Bonds or the treatment of the Investor in the Plan. The Investor's approval of matters affecting the terms and conditions of this Agreement or the Series A Bonds or the treatment of the Investor in the Plan may be given or withheld in the Investor's discretion;

              (4) all of Investor's expenses incurred and billed as of the Effective Date (as defined in the Plan) in connection with the negotiation and execution of this Agreement (including the fees of Smith, Barney and the fees and disbursements of Willkie Farr & Gallagher) shall have been paid in full;

              (5) the representations and warranties set forth in Section 2 hereof shall be true in all respects, and there shall exist no Default or Event of Default under this Agreement or the Indenture; and

              (6) the Investor shall have received such legal opinions, such executed copies of all officers' certificates, and copies of all other corporate documents, consents and other documents, as it shall reasonably require.

            SECTION 15.  RIGHTS CUMULATIVE.  The Company
acknowledges that this Agreement provides for restrictions on the Company and benefits for the holders of the Series A Bonds that are in addition to the restrictions and benefits provided in the Indenture. To the extent any action prohibited by this Agreement would be permitted by the Indenture, or to the extent this Agree-ment would require any action not required by the Indenture, this Agreement shall govern.

            SECTION 16. PARTIAL TERMINATION. Sections 6, 7, 8 and 9 of this Agreement shall terminate if either (a) at any time the Investor and its Affiliates do not own at least 25% of the outstanding principal amount of Series A Bonds or (b) at any time the Investor shall hold less than $25 million in aggregate principal amount of the Series A Bonds provided that for the purposes of this clause (b) only, any Series A Bonds that have been redeemed or prepaid pursuant to the Indenture (other than pursuant to Section 3.01(d), Section 3.01(g) in connection with a sale of the Watsonville, California Property or Section 3.06 thereof) or prepaid hereunder shall be deemed to remain outstanding and, if held by the Investor at the time of such redemption or prepayment, shall be deemed to be held by the Investor. All other provisions of this Agreement shall survive so long as the Investor or any of its Affiliates holds any Series
A Bonds. This Agreement shall terminate when neither the Investor nor any of its Affiliates continues to hold any Series A Bonds.

            SECTION 17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon (a) the Company and its succes-sors and assigns and (b) the Investor and its successors and assigns through merger, consolidation or other corporate reorganization or by transfer of Series A Bonds to any Subsidiary of the Investor, but not through any purchase or sale of Series A Bonds by or to any Person which is not a Subsidiary of the Investor; provided, however, that the second paragraph of
Section 9(b) shall be binding upon all successors and assigns of the Investor.

            SECTION 18.  CONSTRUCTION.  This Agreement shall be
construed and enforced in accordance with the substantive laws of the State of New York.

            SECTION 19.  AMENDMENTS.  No change, modification,
waiver, discharge, amendment or addition to this Agreement shall be binding unless it is in writing and signed by the Company and the Investor.

            SECTION 20. NOTICES. Any notice required to be given in writing by any party to this Agreement shall be mailed by registered or certified mail, return receipt requested, postage and fees prepaid, and addressed as follows:

            If addressed to the Company:

              Americold Corporation
              Attention:  Joel M. Smith
              7007 SW Cardinal Lane, Suite 135
              Portland, Oregon 97224

            with a copy to:

              Bruce G. Berning
              Tonkon, Torp, Galen, Marmaduke & Booth
              1600 Pioneer Tower
              888 SW Fifth Avenue
              Portland, Oregon 97204

            If addressed to the Investor:

              Metropolitan Life Insurance Company
              Attention:  Treasurer
              One Madison Avenue
              New York, New York 10010

            with a copy to:

              Metropolitan Life Insurance Company
              Attention:  Vice President
              2601 Main Street, Suite 1210
              Irvine, California 92714

            and with a copy to:

              Metropolitan Life Insurance Company
              Workout Unit
              200 Park Avenue
              21st Floor
              New York, New York 10166

Any party may, by notice in writing to the other, change the name and address to which notices or other communications to him shall be mailed. Any such notice shall be effective four business days after the date of mailing by first-class, registered or certified mail, return receipt requested, postage and fees prepaid.

            SECTION 21. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

            SECTION 22.  COUNTERPARTS.  This Agreement may be
executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.


                        AMERICOLD CORPORATION



                        By /s/ Lon V. Leneve
                           -----------------------------------------
                              Name:  Lon V. Leneve
                              Title: Vice President, Secretary &
                                     Treasurer


                        METROPOLITAN LIFE INSURANCE COMPANY



                        By /s/ Jacqueline Jenkins
                           ---------------------------------------------------
                              Name:   Jacqueline Jenkins
                              Title:  Assistant Vice President

                                  SCHEDULE I

                             LIST OF SUBSIDIARIES





                        Americold Services Corporation
                               (100% ownership)



                           Americold Acquisition Co.
                               (100% ownership)

SCHEDULE II

                          STORAGE AGREEMENT CUSTOMERS
                                  BY LOCATION
                     [with contracts longer than one year]



Facility            Customer              Agreement                  Expiry
- --------            --------              ---------                  ------
BROOKS, OR          Norpac Foods          Storage Agreement          01/03/05
SALEM, OR                                 and Option to
                                          Purchase Real
                                          Property 4/1/88

                                          Agreement regarding  03/31/98
                                          Distribution Program
                                          4/1/88.  Modified
                                          by Letter of Intent
                                          9/12/93.

FOGELSVILLE, PA     Ore-Ida Foods         Agreement for Services 01/22/03
                                          dated 1/22/93.

NAMPA, ID           J. R. Simplot         Proposal dated 2/1/93.     01/31/96

PLOVER, WI          Ore-Ida Foods         Warehouse Construction     03/01/05
                                          and Storage Agreement
                                          dated 1/11/78.
                                          Agreement for Services
                                          dated 1/22/93.

TOMAH, WI           Ocean Spray           Storage Agreement          09/30/04
                    Cranberries, Inc.     dated 9/15/94

WATERTOWN, MA       Gorton Division       Storage and Freezing       12/19/04
                    of General Mills      Agreement 12/20/84

WATSONVILLE, CA     Richard A. Shaw       Construction and           12/31/24
                                          Storage Agreement
                                          2/1/84

                                                                  Schedule III


                                Subordination*
                                --------------

            SECTION __.01. SECURITIES SUBORDINATED TO SENIOR DEBT. The Company and the [Trustee] each covenants and agrees and each [securityholder], by its acceptance of a [security], likewise covenants and agrees that all [securities] shall be issued subject to the provisions of this Article; and each [Person] holding any [security], whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that [this Debt) shall, to the extent and in the manner set forth in this Article, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all amounts payable under Senior Debt, including, without limitation, the Company's obligations under the New Credit Agreement, the First Mortgage Bonds Indenture and the Second Amended and Restated Investment Agreement, dated as of _______, 1995 between the Company and Metropolitan Life Insurance Company (the "Investment Agreement") (including any interest accruing subsequent to [a bankruptcy event] specified in Sections ____________ of this [Indenture], whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code).

            SECTION __.02. NO PAYMENT ON SECURITIES IN CERTAIN CIRCUMSTANCES. (a) No direct or indirect payment or distribution by or on behalf of the Company on account of principal of, interest on and premium, if any, and penalties and fees ("Other Subordinated Obligations") with respect to [this Debt], whether pursuant to the terms of the [securities] or upon acceleration or otherwise, and no payment to acquire, repurchase, retire, redeem or defease any of the [securities] shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Debt, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Debt.

            (b)   During the continuance of any other event of

- ------------------------

      * Capitalized terms used herein and not otherwise defined herein have the meanings specified thereof or in the Indenture, dated as of ____ __, 1995 between Americold Corporation (the "Company") and United States Trust Company of New York (the "1995 Indenture"), except for bracketed capitalized terms, which shall be replaced, depending on the context, with appropriate terms.



default with respect to the New Credit Agreement, the First Mortgage Bonds, the Investment Agreement or other Senior Debt pursuant to which the maturity thereof may be accelerated and (A) upon receipt by the [Trustee] of written notice from any holder or holders (or representatives thereof) of such Senior Debt in the aggregate principal amount of $10 million or (B) if such event of default under the New Credit Agreement, the First Mortgage Bonds, the Investment Agreement or other Senior Debt results from the acceleration of the [securities], from and after the date of such acceleration, no payment of principal of, interest on, and Other Subordinated Obligations with respect to [this Debt] may be made by or on behalf of the Company upon or in respect of the [securities] for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the [Trustee] from the relevant entity giving notice commencing the Payment Blockage Period or such event of default has been cured or waived or by repayment in full of cash or cash equivalents of such Senior Debt). Not more than one Payment Blockage Period pursuant to this Section __.02(b) may be commenced with respect to the [securities] during any period of 360 consecutive days. Notwithstanding anything in this Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. For all purposes of this Section __.02(b), no event of default (other than an event of default pursuant to the financial maintenance covenants under the New Credit Agreement, the First Mortgage Bonds Indenture or the Investment Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the New Credit Agreement, the First Mortgage Bonds, the Investment Agreement or other Senior Debt initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Senior Debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

            (c) In the event that, notwithstanding the foregoing, any payment shall be received by the [Trustee] or any Holder when such payment is prohibited by Section __.02(a) or __.02(b) of this [Indenture], the [Trustee] shall promptly notify the holders of Senior Debt of such prohibited payment and such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the [Trustee] to the holders of Senior Debt that such prohibited payment has been made, the holders of the Senior Debt (or their representative or representatives or a trustee) within 30 days of receipt of such notice from the [Trustee] notify the [Trustee] of the amounts then due and owing on the Senior Debt, if any, and only the amounts specified in such notice to the [Trustee] shall be paid to the holders of Senior Debt and any excess above such amounts due and owing on Senior Debt shall be paid to the Company.

            SECTION __.03.  PAYMENT OVER OF PROCEEDS UPON
DISSOLUTION. ETC.   (a)  Upon any payment or distribution of assets
or securities of the Company, as the case may be, of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt (including any interest accruing subsequent to [a bankruptcy event] specified in Sections ___________ of this [Indenture], whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the [securityholders] or the [Trustee] on behalf of the [securityholders] shall be entitled to receive any payment by or on behalf of the Company on account of principal of, interest on, and Other Subordinated Obligations with respect to, [this Debt], or any payment to acquire, repurchase, retire, redeem or defease any of the [securities] for cash, property or securities, or any distribution with respect to the [securities] of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on account of principal of, interest on, and Other Subordinated Obligations with respect to [this Debt] upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the [securityholders] or the [Trustee] on behalf of the [securityholders] would be entitled, but for the provisions of this Article, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar [Person] making such payment or distribution, or by the [securityholders] or the [Trustee] if received by them or it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representatives, or to any trustee or trustees under any other indenture pursuant to which any such Senior Debt may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

            (b) To the extent any payment of Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar [Person] under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar [Person], the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Debt is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Debt for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

            (c) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, shall be received by the [Trustee] or any [securityholder] at a time when such payment or distribution is prohibited by Section __.03(a) of this [Indenture] and before all obligations in respect of Senior Debt are paid in full, in cash or cash equivalents, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their representatives, or to the trustee or trustees under any other indenture pursuant to which any such Senior Debt may have been issued, as their respective interests appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full, in cash or cash equivalents, after giving effect to any concurrent payment distribution or provision therefor to or for the holders of such Senior Debt.

            (d) The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the sale, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets to another corporation upon the terms and conditions provided in [Article ____] of this [Indenture] shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section __.03 if such other corporation shall, as a part of such consolidation, merger, sale, conveyance, transfer, lease or other disposition, assume the obligations of the Company with respect to Senior Debt and otherwise comply with the conditions stated in Article ____ of this [Indenture].

            SECTION __.04. SUBROGATION. (a) Upon the payment in full of all Senior Debt, in cash or cash equivalents, the [securityholders] shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company made on such Senior Debt until the principal of and interest on the [securities] shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the [securityholders] or the [Trustee] on their behalf would be entitled except for the provisions of this Article, and no payment pursuant to the provisions of this Article to the holders of Senior Debt by the [securityholders] or the [Trustee] on their behalf shall, as between the Company, its creditors other than holders of Senior Debt, and the [securityholders], be deemed to be a payment by the Company to or on account of the Senior Debt. It is understood that the provisions of this Article are intended solely for the purpose of defining the relative rights of the [securityholders], on the one hand, and the holders of the Senior Debt, on the other hand.

            (b) If any payment or distribution to which the [securityholders] would otherwise have been entitled but for the provisions of this Article shall have been applied pursuant to the provisions of this Article, to the payment of all amounts payable under Senior Debt, then, and in such case, the [securityholders] shall be entitled to receive from the holders of such Senior Debt any payments or distributions received by such holders of Senior Debt in excess of the amount required to make payment in full, in cash or cash equivalents, of such Senior Debt of such holders.

            SECTION __.05.  OBLIGATIONS OF COMPANY UNCONDITIONAL.
(a) Nothing contained in this Article or elsewhere in this [Indenture] or in the [securities] is intended to or shall impair, as among the Company and the [securityholders], the obligation of the Company, which is absolute and unconditional, to pay to the [securityholders] the principal of, and interest on, and Other Subordinated Obligation with respect to the [securities] as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the [securityholders] and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the [securityholders] or the [Trustee] on their behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of the Senior Debt.

            (b) Without limiting the generality of the foregoing, nothing contained in this Article will restrict the right of the [Trustee] or the [securityholders] to take any action to declare the Securities to be due and payable prior to their stated maturity pursuant to [the acceleration provision] of this [Indenture] or to pursue any rights or remedies hereunder; PROVIDED, HOWEVER, that all Senior Debt then due and payable or thereafter declared to be due and payable shall first be paid in full, in cash or cash equivalents, before the [securityholders] or the [Trustee] are entitled to receive any direct or indirect payment of principal of, interest on, and Other Subordinated Obligation with respect to [this Debt] from the Company.

            SECTION __.06. NOTICE TO TRUSTEE. (a) The Company shall give prompt written notice to the [Trustee] of any fact known to the Company that would prohibit the making of any payment to or by the [Trustee] in respect of the [securities] pursuant to the provisions of this Article. The [Trustee] shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts that would prohibit the making of any payment to or by the [Trustee] unless and until the [Trustee] shall have received notice in writing at its Corporate Trust Office to that effect signed by an Officer, or by a holder of Senior Debt, or trustee or agent therefor; and prior to the receipt of any such written notice, the [Trustee] shall, subject to [other provisions hereof regarding the rights and obligations of the [Trustee]], be entitled to assume that no such facts exist; PROVIDED that, if the [Trustee] shall not have received the notice provided for in this Section __.06 at least two Business Days prior to the date upon which, by the terms of this [Indenture], any monies shall become payable for any purpose (including, without limitation, the payment of the principal of, interest on, and Other Subordinated Obligations with respect to any [security]), then, notwithstanding anything herein to the contrary, the [Trustee] shall have full power and authority to receive any monies from the Company and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary that may be received by it on or after such prior date except for an acceleration of the [securities] prior to such application. Nothing contained in this Section __.06 shall limit the right of the holders of Senior Debt to recover payments as contemplated by this Article. The foregoing shall not apply if the [Paying Agent] is the Company. The [Trustee] shall be entitled to rely on the delivery to it of a written notice by a [Person] representing himself or itself to be a holder of any Senior Debt (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior Debt or a trustee or representative on behalf of any such holder.

            (b) In the event that the [Trustee] determines in good faith that any evidence is required with respect to the right of any [Person] as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article, the [Trustee] may request such [Person] to furnish evidence to the reasonable satisfaction of the [Trustee] as to the amount of Senior Debt held by such [Person], the extent to which such [Person] is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such [Person] under this Article and, if such evidence is not furnished to the [Trustee], the [Trustee] may defer any payment to such [Person] pending judicial determination as to the right of such [Person] to receive such payment.

            SECTION __.07. RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets or securities referred to in this Article Ten, the [Trustee] and the [securityholders] shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other similar [Person] making such payment or distribution, delivered to the [Trustee] or to the [securityholders] for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

            SECTION __.08. TRUSTEE'S RELATION TO SENIOR DEBT. (a) The [Trustee] and any [Paying Agent] shall be entitled to all the rights set forth in this Article with respect to any Senior Debt that may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Debt and nothing in this Indenture shall deprive the [Trustee] or any [Paying Agent] of any of its rights as such holder.

            (b) With respect to the holders of Senior Debt, the [Trustee] undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the [Trustee]. The [Trustee] shall not be deemed to owe any fiduciary duty to the holders of Senior Debt (except as provided in Sections __.02(c) and __.03(c) of this [Indenture]) and shall not be liable to any such holders if the [Trustee] shall in good faith mistakenly pay over or distribute to [securityholders] of [securities] or to the Company or to any other person cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article or otherwise.

            SECTION __.09. SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE ISSUER OR HOLDERS OF SENIOR DEBT. No right of any present or future holders of any Senior Debt to enforce subordination as provided in this Article will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with. The provisions of this Article Ten are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior
Debt.

            SECTION __.10. HOLDERS AUTHORIZE TRUSTEE TO EFFECTUATE SUBORDINATION OF SECURITIES. Each [securityholder] by his acceptance of any [securities] authorizes and expressly directs the [Trustee] on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article, and appoints the [Trustee] his attorney-in-fact for such purposes, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the property and assets of the Company, the filing of a claim for the unpaid balance of its [securities] in the form required in those proceedings. If the [Trustee] does not file a proper claim or proof of indebtedness in the form required in such proceeding at least 10 days before the expiration of the time to file such claim or claims, each holder of Senior Debt is hereby authorized to file an appropriate claim for and on behalf of the [securityholders].

            SECTION __.11. NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of principal of, interest on or Other Subordinated Obligations with respect to the [securities] by reason of any provision of this Article will not be construed as preventing the occurrence of an [Event of Default].

            SECTION __.12. TRUSTEE'S COMPENSATION NOT PREJUDICED. Nothing in this Article will apply to amounts due to the [Trustee] pursuant to other sections of this [Indenture].

            SECTION __.13. NO WAIVER OF SUBORDINATION PROVISIONS. Without in any way limiting the generality of Section __.09 of this [Indenture], the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the [Trustee] or the [securityholders], without incurring responsibility to the [securityholders] and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the [securityholders] to the holders of Senior Debt, do any one or more of the following: (a) change the manner, place or terms of payment or change the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any [Person] liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Company and any other [Person].

            SECTION __.14. PAYMENTS MAY BE PAID PRIOR TO DISSOLUTION. Nothing contained in this Article or elsewhere in this [Indenture] shall prevent (i) the Company, except under the conditions described in Section __.02 or __.03 of this [Indenture], from making payments of principal of, interest on, or Other Subordinated Obligations with respect to the [securities], or from depositing with the [Trustee] any money for such payments, or (ii) the application by the [Trustee] of any money deposited with it for the purpose of making such payments of principal of, interest on, or Other Subordinated Obligations with respect to the [securities] to the holders entitled thereto unless, at least two Business Days prior to the date upon which such payment becomes due and payable, the [Trustee] shall have received the written notice provided for in Section __.02(b) of this [Indenture] (or there shall have been an acceleration of the [securities] prior to such application) or in Section __.06 of this [Indenture]. The Company shall give prompt written notice to the [Trustee] of any dissolution, winding up, liquidation or reorganization of the Company.

            SECTION __.15. CONSENT OF HOLDERS OF SENIOR DEBT UNDER THE NEW CREDIT AGREEMENT AND FIRST MORTGAGE BONDS. The provisions of this Article (including the definitions contained in this Article and references to this Article contained in this [Indenture]) shall not be amended in a manner that would adversely affect the rights of the holders of Senior Debt under the New Credit Agreement, the First Mortgage Bonds, the Investment Agreement or any other Senior Debt, and no such amendment shall become effective unless the holders of such Senior Debt shall have consented (in accordance with the provisions of the New Credit Agreement, the First Mortgage Bonds Indenture, the Investment Agreement or other relevant instrument, as the case may be) to such amendment.

            SECTION __.16. DEFINITIONS. The following terms, as used in this Article, shall have the following meanings:

            DEBT: The term "Debt" of any [Person] means, without duplication,

                  (1) all obligations of such [Person] in respect of
            (A) indebtedness for money borrowed and (B) indebtedness evidenced by the [securities], or the First Mortgage Bonds, the Securities, notes, debentures, bonds or other similar instruments for the payment of which such [Person] is responsible or liable including, without limitation (x) all Obligations (as defined in the First Mortgage Indenture, dated as of March 9, 1993) in respect of money owed under the First Mortgage Bonds Indenture,
            (y) interest accruing subsequent to an event of bankruptcy or reorganization relating to the Company, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code, and (z) the fees and expenses of the Institutional Investor payable under the Investment Agreement;

                  (ii)  all Capital Lease Obligations of such [Person];

                  (iii) all obligations of such [Person] issued or assumed as the deferred purchase price of property, all conditional sale obligations of such [Person] and all obligations of such [Person] under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such [Person] for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such [Person] to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such [Person] of a demand for reimbursement following payment on the letter of credit);

                  (v) the amount of all obligations of such [Person] with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock;

                  (vi) all obligations of the type referred to in clauses (i) through (v) above of other [Persons] and all dividends of other [Persons] for the payment of which, in either case, such [Person] is responsible or liable as obligor, guarantor or otherwise; provided, however, that to the extent such [Person] is responsible or liable only for the obligation of another [Person] to pay interest on Debt, then a designated percentage of such interest or the amount of the underlying Debt, as the case may be, shall be deemed Debt of the referent [Person] and the amount of such deemed Debt of the referent [Person] shall be equal to the lesser of (A) the aggregate principal amount of the underlying Debt and (B) the aggregate amount of interest due or payable over the term of such Debt (or the term of the [securities], if shorter) determined based upon the rate of interest in effect as the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Debt if such Debt was prepaid prior to the maturity of the [securities];

                  (vii) all obligations of the type referred to in clauses (i) through (vi) above of other [Persons] secured by any Lien on any property or asset of such [Person] (whether or not such obligation is assumed by such [Person]), the amount of such obligations being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

                  (viii) all obligations of such [Person] consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in any of clauses
            (i) through (vii) above.

            SENIOR DEBT: The term "Senior Debt" means Debt unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are PARI PASSU or junior or subordinate in right of payment to the Securities; PROVIDED, HOWEVER, that Senior Debt shall not be deemed to include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company other than reimbursement obligations of the Company in respect of such taxes that are paid on behalf of the Company pursuant to the provisions in the Mortgages (as defined in the First Mortgage Bonds Indenture) that permit the mortgagee to make such payment, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company which is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company (including, without limitation, the [securities]), (5) the portion of any Debt issued in violation of section [4.05 or 4.06] of the 1995 Indenture or (6) any obligations of the Company or any Subsidiary with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock.

SCHEDULE V





Home Office Payments to Investor
- --------------------------------


Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010
Attention:  Treasurer


            All payments on account of the Bonds shall be made by wire transfer of immediately available funds not later than 1:00 p.m., New York City time, to the investor's Account No. 002-2-410591 (Account Name: Metropolitan Life - Corporate Investments) at The Chase Manhattan Bank, N.A., 33 East 23rd Street, New York, NY 10010, with sufficient information to identify the source and application of the funds and with specific reference to Reference No. CSP-O3099O9A.


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